Exhibit 10.7
Second Amendment to Facility Letter
This Second Amendment to Facility Letter (herein, the “Amendment”) is entered into as of March 25, 2022, between Werner Enterprises, Inc., a Nebraska corporation (the “Borrower”), and BMO Harris Bank N.A. (the “Bank”).
Preliminary Statements
    A.    Borrower and Bank are parties to that certain Facility Letter, dated as of May 14, 2019 (as amended, restated, modified or otherwise supplemented from time to time, the “Facility Letter”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Facility Letter.
    B.    Borrower has requested an increase in the Maximum Facility Amount, and Bank is willing to do so on under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.    Amendments.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Facility Letter shall be and hereby is amended as follows:
    1.1.    Section 1 (Amount and Type of Credit) of the Facility Letter shall be amended by replacing the amount “$200,000,000” with the amount “$300,000,000”.
    1.2.    Sections 5(a) and 5(c) shall be amended and restated in their entirety to read as follows:
    (a)    The outstanding principal balance of the Loans (the principal balance of the Loans bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at the Borrower’s election subject to the terms and conditions hereof, with reference to SOFR Rate (“SOFR Portions”). Subject to the terms and conditions hereof, Portions may be converted from time to time from one basis to another. All principal of the Loans that bears interest with reference to a particular SOFR Rate for a particular Interest Period shall constitute a single SOFR Portion. All principal of the Loans that is not part of a SOFR Portion shall constitute a single Base Rate Portion. There shall not be more than six (6) SOFR Portions outstanding at any one time. Anything contained herein to the contrary notwithstanding, no SOFR Portion shall be created, continued, or effected by conversion during the existence of any Default or any event or condition which with the lapse of time or the giving of notice, or both, would constitute a Default hereunder. The Borrower hereby promises to pay interest on each Portion at the rates and times specified herein. The interest rate payable under this Facility Letter shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate that the Borrower may contract to pay under applicable law.
    (c)    SOFR Portions. Each SOFR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted SOFR Rate, provided that if any SOFR Portion is not paid when due (whether by lapse of time, acceleration or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such SOFR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each SOFR Portion shall be due and payable on the last day of each Interest Period applicable thereto; and interest after maturity shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a SOFR Portion whether such SOFR Portion is to continue as a SOFR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected thereto, and in the event the Borrower shall fail to so notify the Bank, such SOFR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.
    1.3.    Sections 5(d), 5(e), 5(f), 5(g), 5(j), 5(l), 8(a), 8(b), Exhibit B, and Exhibit C shall be amended by replacing each instance of “LIBOR Portion” and “LIBOR Portions” with “SOFR Portion” and “SOFR Portions”, respectively.
    1.4.    Section 5(i)(i) shall be amended by deleting the parenthetical “(except any reserve requirement reflected in Adjusted LIBOR)” and Section 5(i)(iii) shall be amended by deleting “or the London interbank market”.
    1.5.    Sections 5(h) and 5(k) shall be amended and restated in their entirety to read as follows:
    (h)    Benchmark Transition Events. Notwithstanding anything herein to the contrary, after the occurrence of a Benchmark Transition Event and until the Bank shall have notified the Borrower of a substitute index rate for SOFR Rate as set forth in the definition of “SOFR Rate”, no SOFR Portions may be created and all existing SOFR Portions will be automatically converted to Base Rate Portions upon the end of the Interest Period applicable thereto.  In connection with the Bank’s implementation of a substitute index rate for SOFR Rate as set forth in the definition of “SOFR Rate”, and notwithstanding anything to the contrary herein, after the occurrence of a Benchmark Transition Event the Bank may make any technical, administrative or operational changes to this Facility Letter and any other loan documents, and may make any adjustments to the Applicable Margin, to reflect the adoption and implementation of the substitute index rate and to permit the administration thereof by the Bank, and any amendments to this Facility Letter or any other loan documents reflecting such conforming changes will be effective without any further action or consent from the Borrower.
    (k)    Lending Branch; Discretion of Bank as to Manner of Funding. The Bank may, at its option, elect to make, fund, or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. Notwithstanding any provision of this Facility Letter to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit.
    1.6.    Section 5(m) (Definitions) shall be amended by inserting in appropriate alphabetical sequence or amending and restating, as applicable, the following definitions:
“Adjusted SOFR Rate” means the per annum rate equal to the sum of SOFR Rate plus 0.10% (10 basis points). If Adjusted SOFR Rate as so determined would be less than 0.00%, the Adjusted SOFR Rate will be deemed to be 0.00% for the purposes of this Facility Letter.
“Applicable Margin” means, with respect to Loans, letter of credit fees payable under Section 9(b), and the commitment fees payable under Section 9(a), until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt/EBITDA Ratio for Such Pricing Date	Applicable Margin for SOFR Portions and Letter of Credit Fee shall be:	Applicable Margin for Base Rate Portion shall be:	Applicable Margin for Commitment shall be:
III	Greater than or equal to 2.0 to 1.0	1.50%	0.50%	0.25%
II	Less than 2.0 to 1.0, but greater than or equal to 1.0 to 1.0	1.15%	0%	0.15%
I	Less than 1.0 to 1.0	0.70%	0%	0.10%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after June 30, 2019, the date on which Bank is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to

Section 12(c); provided, however, so long as Borrower is publicly traded and files Forms 10-K and 10-Q with the SEC, solely for purposes of determining the Pricing Date, Bank shall be deemed to have received such financial statements on the date such forms are made publicly available in electronic form on EDGAR. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements within fifteen (15) days after the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 12(c), or if Borrower’s applicable Form 10-K or 10-Q has not been made publicly available in electronic form on EDGAR within fifteen (15) days after the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 12(c), until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date. In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Bank in accordance with the foregoing shall be conclusive and binding on Borrower if reasonably determined.
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) SOFR Rate as quoted on the applicable SOFR Reference Date plus 1.10%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.1(h) hereof, or a Benchmark Transition Event has occurred, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. If the Base Rate as so determined would be less than 0.00%, the Base Rate will be deemed to be 0.00% for the purposes of this Facility Letter.

“Benchmark Transition Event” means the occurrence of any of the following events with respect to the SOFR Rate (as determined by the Bank in its sole discretion): (a) the SOFR Rate is no longer available or published, (b) the administrator of the SOFR Rate or a governmental authority having jurisdiction over the Bank has made a public statement that the SOFR Rate shall no longer be made available, used or advisable for determining interest rates of loans; (c) loans are currently being executed containing, or loans that include benchmark replacement language similar to that contained in this Facility Letter are being executed or modified (as applicable) to incorporate or adopt, a new benchmark interest rate to replace a term SOFR rate referred therein.
“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois.
“Interest Period” means, with respect to any SOFR Portion, the period commencing on, as the case may be, the creation, continuation, or conversion date with respect to such SOFR Portion and ending 1 month thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
    (i)    if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a SOFR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and
    (ii)    the interest rate to be applicable to each SOFR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and
    (iii)    no Interest Period may be selected which would end after the Termination Date.
For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.
“Second Amendment Effective Date” means March 25, 2022.
“SOFR Rate” means, for the applicable tenor, the per annum forward-looking term secured overnight financing rate as administered by the CME Group Benchmark Administration Limited (CBA) (or a successor administrator selected by Bank) as quoted on the applicable SOFR Reference Date. Each determination of the SOFR Rate made by the Bank shall be conclusive and binding absent manifest error. Notwithstanding anything to the contrary herein, after the occurrence of a Benchmark Transition Event, the Bank may select an alternative index rate to replace the SOFR Rate as the benchmark interest rate for SOFR Portions hereunder (such rate to be selected in Bank’s sole discretion) and may make any technical, administrative or operational changes to this Facility Letter and any other loan documents, and may make any adjustments to the Applicable Margin, to reflect the adoption and implementation of the substitute index rate and to permit the administration thereof by the Bank, and any amendments to this Facility Letter or any other loan documents reflecting such conforming changes will be effective without any further action or consent from Borrower.
“SOFR Reference Date” means (i) with respect to the determination of SOFR Rate for any SOFR Portion, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the Interest Period for such SOFR Portion; and (ii) with respect to any determination of Base Rate the date that is two (2) U.S. Government Securities Business Days prior to such date of determination.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
    1.7.    The definitions of “Adjusted LIBOR” and “Federal Funds Rate” shall be deleted from Section 5(m).
    1.8.    Section 11(i) shall be amended and restated in its entirety to read as follows:
    (i)    Borrower and its Subsidiaries are in compliance in all material respects with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non compliance with which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on their operations, business, property, or condition (financial or otherwise). Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither

Borrower nor any Subsidiary has any contingent liabilities with respect to any post retirement benefits under a Welfare Plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Article 6 of Title I of ERISA. To the best of Borrower’s knowledge, following reasonable inquiry, neither Borrower nor any of its Subsidiaries have any material liability, contingent or otherwise, arising under any applicable federal or state environmental health and safety statutes and regulations. For purposes of this Facility Letter, (i) “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code, (ii) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, (iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, (iv) “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA, and (v) “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b)  is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions
    1.9.    Sections 12(c)(v) and (vi) shall be amended and restated in their entirety to read as follows:
    (v)    Promptly upon the occurrence of a default, breach or event of default under any note or any other evidence of indebtedness of Borrower or any Subsidiary in excess of $1,000,000 in the aggregate, or upon becoming aware that the holder of any such note or other evidence of indebtedness has given or threatened to give notice or taken any other action with respect to a claim of default, breach or event of default under such evidence of indebtedness, Borrower shall give Bank notice describing the action taken, the nature of the actual or claimed default and the period of existence thereof, together with a detailed statement by an officer of Borrower of the steps being taken by Borrower or such Subsidiary to cure the actual or claimed default;
    (vi)    Promptly after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower or any Subsidiary, to the extent such litigation or proceedings seek a monetary recovery for uninsured claims against Borrower or any Subsidiary in excess of $10,000,000 in the aggregate, or $10,000,000 for claims subject to Employment Practice Liability insurance;

    1.10.    Section 12(f)(ii) shall be amended and restated in its entirety to read as follows:
    (ii)    the liabilities of Borrower existing as of the Second Amendment Effective Date as set forth on Exhibit F attached to this Facility Letter;
    1.11.    Exhibit E (Subsidiaries) shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto.
    1.12.    Exhibit F (Existing Indebtedness) shall be amended and restated in its entirety to read as set forth on Exhibit F attached hereto.
Section 2.    Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
    2.1.    Borrower and Bank shall have executed and delivered this Amendment, and Borrower shall have executed and delivered a Replacement Promissory Note in form and substance satisfactory to Bank.
    2.2.    The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and the Replacement Revolving Note to the extent the Bank or its counsel may reasonably request.
    2.3.    The Bank shall have received copies of the certificates of good standing for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its organization.
    2.4.    Bank shall have received a non-refundable upfront fee of $100,000.
    2.5.    Bank and Wells Fargo shall have executed and delivered an amendment to the intercreditor agreement between such parties.
    2.6.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Bank and its counsel.
Section 3.    Representations.
In order to induce Bank to execute and deliver this Amendment, Borrower hereby represents to Bank that as of the date hereof the representations and warranties set forth in Section 11 of the Facility Letter are and shall be and remain true and correct (except that the representations contained in Section 11(c) shall be deemed to refer to the most recent financial statements of Borrower delivered to Bank) and Borrower is in compliance with the terms and conditions of the Facility Letter and no Event of Default or event or circumstance which, with the giving of notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing under the Facility Letter or shall result after giving effect to this Amendment.
Section 4.    Miscellaneous.
    4.1.    Except as specifically amended herein, the Facility Letter shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Facility Letter, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Facility Letter, any reference in any of such items to the Facility Letter being sufficient to refer to the Facility Letter as amended hereby. This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Facility Letter, except as specifically set forth herein. Without limiting the foregoing, Borrower agrees to comply with all of the terms, conditions, and provisions of the Facility Letter except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.
    4.2.    Borrower agrees to pay on demand all costs and expenses of or incurred by Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for Bank.
    4.3.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.
[Signature Page to Follow]

This Second Amendment to Facility Letter is entered into as of the date and year first above written.

WERNER ENTERPRISES, INC.

By: /s/ Derek J. Leathers
Derek J. Leathers
Chairman, President & Chief Executive Officer

By: /s/ John J. Steele
John J. Steele
Executive Vice President, Treasurer & Chief Financial Officer

Accepted and agreed to.

BMO HARRIS BANK N.A. By: /s/ Isabella Battista Name: Isabella Battista Title: Director

[Signature Page to Second Amendment to Facility Letter]

Exhibit E
Subsidiaries

No.	Subsiidary Name	Jurisdiction of Organization	Percentage Ownership	Material Domestic Subsidiary (Yes or No)
1.	Werner Leasing LLC	Nebraska	100%	No
2.	Gra-Gar, LLC	Delaware	100%	No
3.	Werner Management, Inc.	Nebraska	100%	No
4.	Fleet Truck Sales, Inc.	Nebraska	100%	No
5.	Werner Global Logistics, Inc.	Nebraska	100%	No
6.	Werner Transportation, Inc.	Nebraska	100%	No
7.	Werner de Mexico, S. de R.L. de C.V.	Mexico	100%	No
8.	Werner Enterprises Canada Corporation	Canada	100%	No
9.	Werner Leasing de Mexico, S. de R.L. de C.V.	Mexico	100%	No
10.	Werner Global Logistics U.S., LLC	Nebraska	100%	No
11.	Werner Global Logistics (Barbados), SRL	Barbados	100%	No
12.	Werner Global Logistics (Shanghai), Co., Ltd.	China	100%	No
13.	WECC, Inc.	Nebraska	100%	No
14.	Werner Global Logistics Mexico, S. de R.L. de C.V.	Mexico	100%	No
15.	American Institute of Trucking, Inc.	Arizona	100%	No
16.	CG&G, Inc.	Nebraska	100%	No
17.	CG&G II, Inc.	Nebraska	100%	No
18.	Career Path Training Corp.	Florida	100%	No
19.	Werner International Freight Forwarding (Shanghai), Co. Ltd.	China	100%	No
20.	American Consulting Services Corp.	Florida	100%	No
21.	ECM Associated, LLC	Delaware	80%	Yes
22.	NEHDS Logistics, LLC d/b/a Werner Final Mile	Connecticut	80%	No
23.	J T L Truck Driver Training, Inc.	Nebraska	80%	No
24.	ECM Transport, LLC	Pennsylvania	80%	No
25.	ECO Industries, LLC	Pennsylvania	80%	No
26.	MCS Equipment Leasing, LLC	Pennsylvania	80%	No
27.	MCS Terminals, LLC	Ohio	80%	No
28.	Motor Carrier Service of New Jersey, LLC	Ohio	80%	No
29.	Motor Carrier Service of PA, LLC	Pennsylvania	80%	No
30.	Motor Carrier Service, LLC	Ohio	80%	No
31.	Motor Carrier Service of Indiana, LLC	Ohio	80%	No

Exhibit F
Existing Indebtedness

Description	Available Amount
Wells Fargo Bank, National Association Unsecured Revolving Line of Credit	$300,000,000
Wells Fargo Bank, National Association Term Loan	$100,000,000